UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2018

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10025 Investment Drive, Suite 250, Knoxville, TN 37932

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the Current Report on Form 8-K filed by Provectus Biopharmaceuticals, Inc. (the “Company”) on April 4, 2017, disclosing the Amended and Restated Definitive Financing Commitment Term Sheet effective as of March 19, 2017, entered into between the Company and a group of the Company’s stockholders (the “PRH Group”), which set forth the terms on which the PRH Group would provide financing to the Company (the “Term Sheet”). On April 19, 2018, as contemplated by the Term Sheet, one member of the Board of Directors (the “Board”) of the Company resigned effective April 27, 2018. Also, on April 19, 2018, the Board, as permitted by Section 4.1 of the Company’s Bylaws (the “Bylaws”), increased its size from four members to five members and, as permitted by Section 4.4 of the Bylaws, appointed two new members to fill the vacancies created by such increase in size and director resignation, both effective April 27, 2018.

Director Resignation

On April 19, 2018, Eric A. Wachter, PhD notified the Company of his decision to resign from the Board effective April 27, 2018. His resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Wachter will remain the Chief Technology Officer of the Company.

Increase in Board Size and Director Appointments

On April 19, 2018, upon the recommendation of the corporate governance and nominating committee of the Board, the Board increased its size from four members to five members, and the Board appointed each of Ed Pershing and John W. “Jack” Lacey, III, MD, to the Board to fill the two vacancies resulting from Dr. Wachter’s resignation and the increase in the size of the Board, effective April 27, 2018. In connection with their appointment to and becoming members of the Board, on April 19, 2018, each of Mr. Pershing and Dr. Lacey entered into an indemnification agreement with the Company (together, the “Director Indemnification Agreements”), whereby the Company contractually obligates itself to indemnify, and to advance expenses on behalf of, Mr. Pershing and Dr. Lacey to the fullest extent permitted by applicable law.

The Board also selected Mr. Pershing to serve as chairman and Dominic Rodrigues to serve as vice chairman of the Board, effective April 27, 2018.

Each of Mr. Pershing and Dr. Lacey will serve until, and will be nominated for election at, the 2018 Annual Meeting of Stockholders of the Company.

The Board determined that neither of Mr. Pershing nor Dr. Lacey is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Pershing and Dr. Lacey will receive compensation for serving on the Board pursuant to the Company’s non-employee director compensation guidelines.

The foregoing description of the Director Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Director Indemnification Agreements, copies of which are filed as exhibits to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2.

Board Committee Compositions

On April 19, 2018, the Board appointed directors to each of its three Board committees effective April 27, 2018:

●	The audit committee will consist of Dr. Lacey and Messrs. Horowitz, Koe, Pershing and Rodrigues. Mr. Pershing will be the chairman of the audit committee;

●	The compensation committee will consist of Dr. Lacey and Messrs. Horowitz, Koe, Pershing and Rodrigues. Mr. Koe will remain the chairman of the compensation committee; and

●	The corporate governance and nominating committee will consist of Dr. Lacey and Messrs. Horowitz, Koe, Pershing and Rodrigues. Dr. Lacey will be the chairman of the nominating committee.

Item 7.01.	Regulation FD Disclosure.

On April 24, 2018, the Company issued a press release (the “Press Release”) announcing the appointments of Mr. Pershing and Dr. Lacey to the Board, and Dr. Lacey as chairman of the Company’s Strategic Advisory Board. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Indemnification Agreement between the Company and Ed Pershing, dated April 19, 2018.

10.2	Indemnification Agreement between the Company and Jack Lacey, MD, dated April 19, 2018.

99.1	Press Release, dated April 24, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2018

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy Scott
Timothy C. Scott, PhD
President